Exhibit 10.6

July 9, 2025

To:  Cathy Collins

From: Katy Murray, President

DallasNews Corporation (the “Company”) desires to incentivize you to continue your employment with the Company (or its successor) in the event a “change in control” of the Company occurs by providing certain severance protections to you as more specifically described in this letter. This letter agreement (this “Letter”) sets forth the entire agreement between you and the Company with respect to this severance opportunity and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative of any party to this Agreement with respect to such subject matter hereof. Capitalized terms used in this Letter but not otherwise defined shall have the meanings set forth in Exhibit A to this Letter.

1.

Severance Benefits Prior to or After the Change in Control Period. If your employment is terminated by the Company without Cause at any time other than during the Change in Control Period, you will be eligible to receive severance benefits in accordance with the Amended and Restated DallasNews Corporation Severance Plan effective January 1, 2023, as amended (the “Severance Plan”), payable in accordance with the terms of the Severance Plan, including the requirements that you sign a release of claims (the “Release”) in the form provided to you by the Company at the time of your termination of employment. For the avoidance of doubt, to the extent that the Severance Plan is terminated and is no longer in effect, you shall continue to be eligible to receive a severance amount as described therein.

2.	Severance Benefits During the Change in Control Period.

a.

Provided that you sign the Release in the form provided to you by the Company within 30 days of your termination of employment (or such greater period of time required by applicable law), and you do not revoke the Release, in lieu of the severance amount described in Section 1, you will be eligible to receive the following amounts if your employment with the Company is terminated by the Company without Cause or by you for Good Reason within the Change in Control Period: a lump sum payment equal to 12 months of your Base Salary, less applicable withholdings and deductions, payable on the first payroll date after the effective date of the Release (provided that if the time period for signing and revoking the Release spans two taxable years, no payments will be made until the second taxable year) (the “Severance Payment”). If your termination of employment occurs more than 18-months following the Closing Date, you shall not be eligible to receive any Severance Payment pursuant to this Section 2 and instead shall only be eligible to receive severance benefits as provided in Section 1 above.

b.

In addition, if your employment with the Company is terminated by the Company without Cause or by you for Good Reason during the Change in Control Period, and provided that the Release described in Section 2.a. is effective and you timely elect to continue your coverage under the DallasNews Corporation Health Care and Welfare Benefit Plan or its successor in accordance with COBRA, then the Company will pay 100% of your premium payments for such coverage until the earlier of (i) the date that is 12 months following your termination of employment or (ii) the date your COBRA coverage ends for any reason (other than for failure to pay COBRA premiums) (the “COBRA Payments”). You will be solely responsible for payment of any COBRA premiums after the Company’s obligation to make the COBRA Payments ends.

3.

Acceleration of Outstanding Equity Awards or Long-Term Cash-Based Incentives. In the event of a termination of your employment by the Company without Cause or by you for Good Reason during the Change in Control Period, notwithstanding anything to the contrary in any of the Company’s equity-based, equity-related or other long-term incentive compensation plans, practices, policies and programs or your award agreements as of the date of your termination of employment (i) all outstanding and unvested long-term cash-based incentive awards, stock options, restricted stock, restricted stock units or other equity awards that vest solely based on continued employment shall immediately and automatically become fully vested and exercisable and (ii) all outstanding and unvested long-term cash-based incentives, options, restricted stock, restricted stock units or other equity awards that vest upon the satisfaction of performance conditions shall immediately and automatically become fully vested and earned at a deemed performance level equal to the greater of the target performance level or the performance level determined by actual performance through the Closing Date. Any vested long-term cash-based incentive awards will be paid on, or on the first payroll date immediately following, your termination of employment by the Company without Cause or by you for Good Reason.

4.

Acceleration of Incentive Compensation Plan. In the event a Change in Control occurs, if you have an annual incentive compensation bonus opportunity under the Company’s Amended and Restated Incentive Compensation Plan (the “ICP”), then, in accordance with Section 11(d) of the ICP, such annual incentive compensation plan bonus for the performance period in effect on the Closing of such Change in Control shall be paid to you not later than 60 days after the Closing in accordance with Section 11(d) of the ICP.

5.

Right to Continue Employment. Please note that this Letter does not in any way alter, modify, or amend your relationship with the Company, nor does it guarantee you the right to continue in the employ or service of the Company, any of its subsidiaries or affiliates, or any of its successors.

6.

Successors. This Letter binds any successor to all or substantially all of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would have been obligated under this Letter if no such succession had taken place. The Company agrees to require any successor in a Change in Control to expressly and unconditionally assume and agree to perform the Company’s obligations under this Letter, in the same manner and to the same extent that the Company would have been required to perform such obligations if such succession or Change in Control had not occurred.

7.

Amendment. This Letter only may be amended by a writing signed by you and an authorized officer of the Company or a member of the Company’s Board of Directors, provided, however, that the Company reserves the right to amend this Agreement at any time to increase (but not decrease) the amounts payable pursuant to Section 2 in its sole discretion. For purposes of clarity, the provisions of Section 1 of this Letter do not alter or modify the Company’s right to amend, modify, or terminate the Severance Plan in accordance with its terms.

8.

Section 409A. This Letter and any payments that may be made hereunder are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations or other applicable guidance issued thereunder, and the Company shall interpret the terms and conditions of this Letter consistently with such intent. To the extent required to comply with Section 409A of the Code, you shall only be eligible to receive the Severance Payment and COBRA Payment if your termination of employment also constitutes a “separation from service” under Section 409A of the Code and if you constitute a “specified employee” at the time of your termination of employment, then, to the extent necessary to prevent you from being subject to adverse tax consequences under Section 409A of the Code and the regulations promulgated thereunder, the first six months of the Severance Payment shall not be paid until, and shall be paid in a single sum payment on, the first day after the six month anniversary of your termination of employment, with the remaining monthly payments to begin on the first payroll period after the first day of the seventh month following the date of your termination of employment.

9.

Section 280G. If it is determined that any payments or benefits of any kind, whether under this Letter or any other plan, agreement or arrangement of the Company paid or payable to or for your benefit, or any other compensation from whatever source paid or payable to or for your benefit that is deemed contingent on a “change of control” (or that is otherwise deemed a parachute payment under Treas. Reg. Section 1.280G-1, Q&A-2) (collectively, the “Payment”) is an “excess parachute payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment shall be reduced to the largest amount that can be paid or provided without being subject to the Excise Tax, but only if the net amount of the reduced Payment, after payment of all federal, state and local income tax imposed on the reduced Payment, is at least equal to the net amount of the unreduced Payment after payment of all federal, state and local income tax and the Excise Tax on the unreduced Payment. If a reduction in the Payment is required by the preceding sentence, the payments and benefits that constitute the Payment shall be reduced in the following order: (1) first, all cash payments, including any severance that is treated as contingent on the change of control; (2) second, all equity grants that are accelerated by reason of the change of control and are subject to Treas. Reg. Section 1.280G-1, Q&A-24(d); (3) third, all accelerated equity grants that are accelerated by reason of the change of control and are subject to Treas. Reg. Section 1.280G-1, Q&A-24(c), and (4) fourth, all other non-cash benefits. Within each category, payments shall be reduced in the reverse order of the time at which they would otherwise have been paid, vested or provided. For purposes of determining whether the Payment shall be reduced, you shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence, on your termination of employment (or if there is no termination, then the date on which the Payment is calculated for purpose of this Section 9). The amount of any reduction in the Payment shall be determined by the Company after consultation in good faith with its legal and tax advisors selected by the Company and reasonably acceptable to you.

You may not alienate, assign, pledge, encumber, transfer, sell, or otherwise dispose of any rights or benefits awarded hereunder, and any attempt to alienate, assign, pledge, encumber, transfer, sell, or assign, or any levy, attachment, execution, or similar process upon any such rights or benefits shall be null and void.

You understand that this Letter and the Severance Plan represent the complete agreement between you and the Company with respect to the retention bonus and severance benefits payable to you, that this Letter replaces any prior written or oral agreements or understandings, and that no oral statements or other prior written material not specifically incorporated into this Letter shall be of any force or effect.

We ask that you acknowledge your receipt of this Letter and your acceptance of the terms and conditions described herein by signing and dating the Acknowledgement and Acceptance section below and returning it to the Company by July 11, 2025. If you have any questions or need additional information, please feel free to contact me.

We continue to look forward to the exciting opportunities ahead of us and the future performance of the Company.

Very truly yours,

DallasNews Corporation

/s/ Katy Murray

Katy Murray, President

ACKNOWLEDGEMENT AND ACCEPTANCE

I hereby acknowledge receipt of this Letter setting forth the terms and conditions governing my eligibility for certain retention bonus payments and certain severance benefits. I have carefully read this Letter and hereby agree to and accept all of the terms and conditions set forth in the Letter, and agree that my entitlement to any actual payment pursuant to this Letter shall be determined solely by the terms and conditions described in this Letter.

/s/ Cathy Collins	July 9, 2025

Cathy Collins	Date

Exhibit A

“Base Salary” means your monthly base salary as in effect immediately prior to your termination of employment (or, if applicable, in effect immediately prior to a material reduction in your base salary by the Company without your consent that constitutes Good Reason).

“Cause” means, as determined by the Board of Directors or Compensation Committee of the Board of Directors, as applicable, in good faith and in its sole discretion, the occurrence of one or more of the following: (i) you are convicted of, or plead guilty or nolo contendere to, a felony involving moral turpitude or that involves a misappropriation of the assets of the Company or a Subsidiary; (ii) you commit one or more acts or omissions constituting negligence, fraud or other misconduct that have a detrimental effect on the Company or a Subsidiary; (iii) you commit a violation of any of the Company’s material policies (including the Company’s code of business conduct and ethics, as in effect from time to time); and (iv) conduct by you that materially damages, or is reasonably likely to materially damage, the Company’s reputation or results in material harm to the Company.

“Change in Control” shall have the meaning ascribed to such term in the Company’s 2017 Incentive Compensation Plan, as amended, provided that the transaction also constitutes a change in ownership or control within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended. For the avoidance of doubt, to the extent that the Company’s 2017 Incentive Compensation Plan, as amended, is terminated and is no longer in effect, the term Change in Control shall continue to have the meaning set forth therein.

“Change in Control Period” means the period beginning on the Closing Date of a Change in Control and ending on the 18 month anniversary of the Closing Date of a Change in Control.

“Closing Date” shall have the meaning ascribed to such term in the definitive purchase agreement executed in connection with a Change in Control.

“Good Reason” the occurrence of any of the following without your prior written consent: (i) a material reduction of your Base Salary as in effect at any time by more than 10% other than a reduction that applies generally to all similarly situated employees of the Company; (ii) any change of your principal place of employment to a location more than 50 miles from your principal place of employment as of the date of this Letter; or (iii) a material breach of this Letter by the Company. Notwithstanding the foregoing, termination of your employment will not be for Good Reason unless (x) you deliver written notice to the Company (the “Good Reason Notice”) of the existence of the condition you believe constitutes Good Reason within 30 days of the initial existence of such condition (which Good Reason Notice specifically identifies such condition), the Company fails to remedy such condition within 30 days after the date on which it receives such notice (the “Good Reason Cure Period”), and (z) you actually terminate employment within 30 days after the expiration of the Good Reason Cure Period.

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